EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

May 20, 2008

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2008

FIRST QUARTER RESULTS

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FIRST QUARTER EPS OF $0.90 EXCEEDED COMPANY

GUIDANCE AND CONSENSUS ESTIMATE

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CALVIN KLEIN ROYALTY REVENUES INCREASED 19%

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2008 FULL YEAR GUIDANCE RAISED

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported first quarter 2008 results.

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Earnings per share was $0.90, which exceeded the Company’s previous guidance and the consensus estimate.

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Current year’s first quarter includes $7 million, or $0.08 per share, of start-up costs associated with new businesses.  Prior year first quarter earnings per share was $0.92.

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Revenue increased 6% to $625.7 million from $591.9 million in the prior year’s first quarter.

First Quarter Results

The Calvin Klein licensing business continued its positive momentum from the prior year, driving revenue growth and partially offsetting the reduction in earnings experienced by the Company’s heritage outlet retail and moderate sportswear businesses.  Total revenue and earnings growth in the Calvin Klein licensing business were 19% and 17%, respectively, compared to the prior year’s first quarter.  This performance was driven by continued momentum in the apparel and accessories business in Europe and Asia.

Revenue in the first quarter of 2008 increased 3% in the Company’s combined wholesale and retail businesses while earnings decreased 14%.  Performance in the quarter was positively impacted by the addition of the Company’s IZOD women’s sportswear business and the continued strong performance exhibited by the Company’s dress furnishings, Calvin Klein men’s better sportswear and Calvin Klein outlet retail businesses.  The Company’s heritage outlet retail and moderate sportswear businesses, however, continued to be adversely affected by the difficult macroeconomic retail environment.  Total outlet retail comparable store sales were slightly better than plan at minus 2%, as the Calvin Klein outlet retail business achieved comparable sales growth of 10% for the quarter and the heritage outlet retail businesses had a comparable store sales decline of 6%.

Earnings in the current year’s first quarter were negatively impacted by approximately $7.0 million, or $0.08 per share, of start-up costs associated with the Company’s Timberland wholesale sportswear business and Calvin Klein specialty retail stores.

Balance Sheet

The Company ended the first quarter with $184.2 million in cash, a decrease of $115.5 million compared with the prior year’s first quarter. This decrease was primarily driven by the completion of the Company’s stock repurchase program during the fourth quarter of 2007, in which the Company utilized $200 million of its cash to repurchase approximately 5.2 million shares of its common stock.  Inventories ended the quarter clean and were 5% over the prior year’s first quarter.  This increase includes the new IZOD women’s and Timberland sportswear businesses, the new Calvin Klein specialty retail stores and the recently-acquired Calvin Klein Collection wholesale business.  Excluding the inventories of these new businesses, inventories were down 3%, which reflects the Company’s focus on maintaining clean inventory levels in a difficult environment.

CEO Comments

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our first quarter results.  Despite the difficult retail environment driven by the continued pressure on consumer spending, we were able to exceed our previous earnings guidance.   The strength of the Calvin Klein brand was the key driver in enabling us to achieve these results.  The global demand for Calvin Klein enables it to continue to outperform across all product categories, both internationally and domestically.  In the first quarter of 2008, approximately 30% of our total earnings was generated internationally, which further helped to lessen the impact on us from the economic downturn in the U.S.”

Mr. Chirico continued, “During the first quarter, we announced our acquisition of certain assets of Mulberry Neckwear for $10 million.  In connection with this acquisition, we have acquired the neckwear rights to additional brands, allowing us to build upon our competency in this product area.  The acquisition is not expected to have a material impact on 2008 earnings as a result of integration costs, but is expected to be modestly accretive to 2009 earnings.”

Mr. Chirico concluded, “While the overall retail environment remains difficult, we believe that we are well positioned to take advantage of potential opportunities on the acquisition front.  Our solid financial position and the strength of our balance sheet are valuable assets that will help us as we continue to pursue opportunities that will contribute to our future growth and further diversify our business model in terms of price points, channel or geography.”

2008 Guidance

Earnings Per Share and Revenue

The Company is increasing its 2008 earnings per share guidance to a range of $3.32 to $3.41, which reflects a cautious view of 2008 and a belief that the current difficult economic environment will continue throughout the year.  Total revenue for the full year 2008 is projected to be approximately $2.6 billion, or an increase of approximately 8% over 2007.

For the full year, the Company is currently projecting the Calvin Klein licensing business revenue to grow approximately 12% and its earnings to grow between 17% and 19%.  Total revenue for the Company’s combined wholesale and retail businesses is planned to grow between 6% and 7%.  Operating margins for the Company’s combined wholesale and retail businesses, however, will be impacted by pressure at retail and are projected to decrease 120 to 140 basis points.

For the second quarter of 2008, earnings per share is expected to be $0.63 to $0.66.   Second quarter revenue is expected to be $575 million to $585 million in 2008, or an increase of 4% to 6% over the second quarter of 2007.

Comparable store sales growth is planned at 6% in the Calvin Klein outlet retail business for both the second quarter and full year.  Reflecting the continuing difficult retail environment, the Company is planning a comparable store sales decrease of 2% in its heritage businesses for the second quarter and full year.  Comparable store sales for the Company’s total outlet retail business are projected to be flat for the second quarter and flat to down 1% for the full year.

The second quarter projection takes into account approximately $5 million of start-up costs associated with the Timberland wholesale sportswear business and Calvin Klein specialty retail stores.  As a result, full year start-up costs of approximately $12 million are expected to occur in the first half of 2008, while start-up costs in 2007 occurred principally in the second half.

Cash Flow

Cash flow for 2008 is estimated to be $80 million to $90 million, which is after the acquisition of the Mulberry Neckwear assets and approximately $90 million of capital spending to support the Company’s growth initiatives and for infrastructure investments to support the growth of its existing businesses.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its year end earnings release is scheduled for Wednesday, May 21, 2008 at 11:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held.  The replay of the conference call can be accessed by calling 1-888-203-1112 and using passcode #8858748.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Quarter Ended	Quarter Ended
	5/4/08	5/6/07

Net sales	$543,169	$520,452
Royalty revenue	59,988	51,606
Advertising and other revenue	22,541	19,848
Total revenue	$625,698	$591,906

Gross profit on net sales	$228,261	$221,119
Gross profit on royalty, advertising and other revenue	82,529	71,454
Total gross profit	310,790	292,573

Selling, general and administrative expenses	230,081	207,029

Gain on sale of investments	1,864	3,335

Earnings before interest and taxes	82,573	88,879

Interest expense, net	6,512	4,474

Pre-tax income	76,061	84,405

Income tax expense	29,260	31,399

Net income	$ 46,801	$ 53,006

Diluted net income per share(1)	$ 0.90	$ 0.92

(1) The Company computed its quarterly diluted net income per share as follows:

	Quarter Ended	Quarter Ended
	5/4/08	5/6/07

Net income	$46,801	$53,006

Weighted average shares outstanding	51,337	55,928
Weighted average impact of dilutive securities	942	1,676

Total shares	52,279	57,604

Diluted net income per share	$ 0.90	$ 0.92

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	May 4,	May 6,
	2008	2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 184,223	$ 299,732
Trade Receivables	243,909	177,491
Other Receivables	13,928	6,468
Inventories	294,956	281,427
Other Current Assets	53,889	51,088
Total Current Assets	790,905	816,206
Property, Plant and Equipment	242,691	170,767
Goodwill and Other Intangible Assets	1,079,090	1,019,245
Other Assets	45,024	29,769
	$2,157,710	$2,035,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 291,733	$ 243,666
Other Liabilities	462,778	397,583
Long-Term Debt	399,556	399,541
Stockholders’ Equity	1,003,643	995,197
	$2,157,710	$2,035,987

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Quarter	Quarter
	Ended	Ended
	5/4/08	5/6/07
Revenue – Wholesale and Retail
Net sales	$536,031	$520,452
Royalty revenue	6,245	6,372
Advertising and other revenue	1,895	2,319
Total	544,171	529,143

Revenue – Calvin Klein Licensing
Royalty revenue	53,743	45,234
Advertising and other revenue	20,646	17,529
Total	74,389	62,763

Revenue – Corporate/Other(1)
Net sales	7,138	-
Total	7,138	-

Total Revenue
Net sales	543,169	520,452
Royalty revenue	59,988	51,606
Advertising and other revenue	22,541	19,848
Total	$625,698	$591,906

Earnings before interest and taxes – Wholesale and Retail	$ 61,401	$ 71,437

Earnings before interest and taxes – Calvin Klein Licensing	35,346	30,337

Earnings before interest and taxes – Corporate/Other(1)	(14,174)	(12,895)

Earnings before interest and taxes	$ 82,573	$ 88,879

(1)The results of the Company’s Calvin Klein Collection wholesale business, which was acquired in the fourth quarter of 2007, are included in Corporate/Other.

The domestic and international components of earnings before interest and taxes were as follows:

	Quarter Ended		Quarter Ended
	5/4/08		5/6/07
	Dollars	Percentage	Dollars	Percentage

Domestic	$57,348	69%	$68,432	77%
International	25,225	31%	20,447	23%
Total	$82,573	100%	$88,879	100%

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